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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm—KPMG LLP.

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Oregon Steel Mills, Inc.

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheet of Oregon Steel Mills, Inc. and its subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, and related financial statement schedule included or incorporated herein by reference and to the reference to our firm under the headings "Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and "Experts" in the prospectus.

(signed) KPMG LLP

Portland, Oregon
September 17, 2004

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Consent of Independent Registered Public Accounting Firm—KPMG LLP.